Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Tammy Ridout	Darcy Reese
Manager, Media Relations	Managing Director, Investor Relations
614/716-2347	614/716-2614

FOR IMMEDIATE RELEASE

AEP ANNOUNCES LEADERSHIP CHANGES TO EXPAND EXPERIENCES OF SENIOR EXECUTIVES

COLUMBUS, Ohio, Nov. 2, 2020 – American Electric Power (Nasdaq: AEP) today announced leadership changes to expand the experiences of key executives. The changes are effective Jan. 1, 2021.
Lisa M. Barton, currently executive vice president – Utilities, has been named executive vice president and chief operating officer. Julie Sloat, currently senior vice president – Treasury & Risk, has been named executive vice president and chief financial officer. Brian X. Tierney, currently executive vice president and chief financial officer, has been named executive vice president – Strategy.
“These changes in executive leadership roles strengthen the company’s focus on its strategic goals and are a continuation of AEP’s executive development program,” said Nicholas K. Akins, AEP chairman, president and chief executive officer. “With these changes, we will fully leverage the operational expertise, strong leadership abilities and deep industry knowledge of these key leaders as we continue our long-term strategy of investment in smart, cleaner energy infrastructure and innovative technological solutions for the benefit of our customers.”
In her new role, Barton will continue to lead the activities of all AEP utility operating companies, as well as the operations of the Generation and Transmission business units, and the Procurement, Supply Chain and Fleet Operations organization. In his new role, Tierney will lead AEP’s corporate strategy and operational and performance management functions. Sloat will assume responsibility for all other CFO functions, including accounting & tax, treasury & risk, corporate planning & budgeting, and investor relations.

Barton, 55, has served in her current role since 2019 and previously held several leadership positions in AEP Transmission. She joined AEP in 2006 from Northeast Utilities. Previous to that she worked with Strategic Energy LLC in Pittsburgh and Ransmeier & Spellman of Concord, New Hampshire. Barton earned a bachelor’s degree in electrical engineering from Worcester Polytechnic Institute in Worcester, Massachusetts, and a juris doctorate degree from Suffolk University Law School in Boston. She completed the Harvard Mediation Program for the Instruction of Lawyers, the Executive Program-Darden School of Business at the University of Virginia and the Nuclear Reactor Technology Program at the Massachusetts Institute of Technology (MIT). A former International Women's Foundation Fellow and member of G100 Next Generation Leadership, Barton is a current member of C200. She serves on the boards of the Electric Power Research Institute, ReliabilityFirst, and Commercial Metals Company. Barton also chairs the board of the Columbus Symphony Orchestra, and is a board member of the Wexner Center for the Arts.
Sloat, 51, has served in her current role since 2019 and previously served as president and chief operating officer, AEP Ohio. Prior to that, Sloat held several leadership positions in the Finance and Regulatory Services departments. In addition to her AEP career, Sloat was vice president of Corporate Finance and Investor Relations at Tween Brands, Inc., and earlier in her career was employed by Bank One (JP Morgan Chase) as a bank debt underwriter and buy side equity analyst covering the electric utility sector. She also worked for M&T Mortgage Group, a subsidiary of M&T Bank Corp. Sloat earned a bachelor of science in Business Administration with a double major in Finance and Economics and a Master’s of Business Administration degree from The Ohio State University. Sloat completed the Nuclear Reactor Technology Program at MIT in June 2019. Sloat serves as a board member for Park National Corp. and the Ohio Valley Electric Corp., and also serves on the boards of the James Cancer Hospital Foundation, Central Ohio Transit Authority and Pelotonia.
Tierney, 53, has served in his current role since 2009. Prior to that, Tierney served as executive vice president – AEP Utilities East, senior vice president of Commercial Operations, and held a number of management positions within the company. Prior to joining AEP, Tierney worked for a Houston-based energy company where he was an electricity trader, traded coal and priced energy transactions. Before entering the energy industry, Tierney served as a United States Peace Corps volunteer in the Republic of the Philippines and worked in the consumer products industry. Tierney currently serves on the boards of Energy Insurance Mutual and The Jeffrey Company. Tierney has a bachelor’s degree in history from Boston College and a Master’s of Business Administration with concentrations in finance and accounting from the

University of Chicago. In 2009, Tierney completed the Nuclear Reactor Technology Program at MIT.
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 17,400 employees operate and maintain the nation’s largest electricity transmission system and more than 221,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with approximately 30,000 megawatts of diverse generating capacity, including more than 5,300 megawatts of renewable generation. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP also owns AEP Energy, AEP Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide.
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